Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert, Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

COAST DISTRIBUTION BOARD MEETS TO CONSIDER

ANNOUNCEMENT MADE BY BELL INDUSTRIES

MORGAN HILL, Calif., December 20, 2005—The Coast Distribution System, Inc. (Amex: CRV—News) today announced that its Board of Directors held a special meeting to consider the unsolicited proposal publicly disclosed by Bell Industries on the morning of December 15, 2005, and received by Coast Distribution late that day. Although the Board discussed the proposal, it decided not to take any action until it selects and retains an investment banking firm to support the Board in its deliberative process.

The Company cautions its stockholders, and others that may consider trading in the Company’s shares, that the Board has just begun this process; no decisions have been made by the Board with respect to the Company’s response, if any, to Bell’s proposal; and the Board will proceed in a timely and orderly manner to consider the proposal and its implications. The Company does not intend to comment on the proposal until it completes its review and will not speculate as to any future course of action it might take.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of the leading suppliers of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Additional Information and Where to Find It

In the event that Bell Industries attempts to pursue the transaction contemplated by its proposal, investors and security holders are urged to read the disclosure documents regarding such transaction when they become available, because they would contain important information. If Bell Industries pursues a transaction, investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Bell Industries and The Coast Distribution System with the Commission at the SEC’s website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Coast Distribution by directing a request to 350 Woodview Avenue, Morgan Hill, CA 95037 at (408) 782-6686.

Detailed information regarding the names of the directors and executive officers of The Coast Distribution System is available in its proxy statement filed with SEC by Coast Distribution on July 27, 2005

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